Exhibit 15(a).3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-12958, No. 333-11288, No. 333-118619 and No. 333-123666 of CDC Corporation and subsidiaries (the “Company”) on Form S-8 of our report dated February 15, 2007, relating to the consolidated financial statements of Equity Pacific Limited for the year ended December 31, 2005 and for the 5-month period from August 1, 2004 to December 31, 2004 which appear in this Annual Report on Form 20-F/A Amendment No. 2 of CDC Corporation and subsidiaries for the year ended December 31, 2006.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.

Beijing, China

July 2, 2007